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                                                                   EXHIBIT 12.1

                           ARBOR SOFTWARE CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)




                                                         YEAR ENDED MARCH 31,
                                         ---------------------------------------------------
                                           1994       1995      1996        1997      1998
                                         -------      ----     -------     -----     -------
Earnings:
                                         -------      ----     ------     ------     -------
   Income (loss) before income taxes     $(2,180)     $398     $3,594     $8,963     $12,740
                                         -------      ----     ------     ------     -------

Fixed charges:
   Interest expense and
amortization of debt issuance costs
                                              98       168        304        242         312
   Portion of net rental expense
       representative of interest
       factor (A)                             76       128        217        430         642
                                         -------      ----     ------     ------     -------
Total fixed charges                          174       296        521        672         954
                                         -------      ----     ------     ------     -------

Earnings before income taxes and
    fixed charges                        $(2,006)     $694     $4,115     $9,635     $13,694
                                         =======      ====     ======     ======     =======

Ratio of earnings to fixed charges           (B)       2.3        7.9       14.3        14.4
                                         =======      ====     ======     ======     =======

(A) Calculated as approximately one-third of rental expense, which management believes represents a reasonable approximation of such rentals attributable to interest.

(B) For the year ended March 31, 1994, earnings were insufficient to cover fixed charges by approximately $2.2 million.